Exhibit 99.1

Astec Industries, Inc.

NEWS RELEASE

1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FIRST QUARTER 2019 RESULTS

CHATTANOOGA, Tenn. (April 23, 2019) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2019.

Net sales for the first quarter of 2019 were $325.8 million compared to $325.5 million for the first quarter of 2018.  Domestic sales decreased 2.7% to $262.8 million for the first quarter of 2019 from $270.1 million for the first quarter of 2018.  International sales increased 13.7% to $63.0 million for the first quarter of 2019 from $55.4 million for the first quarter of 2018.

Earnings for the first quarter of 2019 were $14.3 million or $0.63 per diluted share, compared to $20.3 million or $0.87 per diluted share in the first quarter of 2018, a decrease in earnings per share of 27.6%.  As adjusted for the impact of pellet plant activity in the first quarter of 2018, earnings per diluted share decreased $0.33 or 34.4%.

Commenting on the announcement of the quarterly results, Richard J. Dorris, Interim Chief Executive Officer, stated “We are disappointed that our performance in the first quarter did not meet our expectations.  All three segments experienced pricing pressure from competitors in a tighter market and temporary weather related shutdowns at seven of our subsidiaries impacted our ability to build and ship equipment.”

Mr. Dorris continued, “Lower than expected volumes impacted our gross margins at several of our subsidiaries.  As we’ve previously discussed, our SGA&E is also temporarily at a higher run rate than normal due to our ongoing strategic sourcing project.  Bookings were also affected by the weather as customers were unable to work in unusually wet or icy conditions in much of the U.S.”

The Company’s backlog at March 31, 2019 was $236.5 million, a decrease of $208.4 million or 46.8% compared to the March 31, 2018 backlog of $444.9 million.  Domestic backlog decreased 52.6% to $161.8 million at March 31, 2019 from $341.1 million at March 31, 2018.  The international backlog at March 31, 2019 was $74.7 million compared to $103.8 million at March 31, 2018, a decrease of 28.0%.  Adjusted for pellet plant backlog included in the March 31, 2018 backlog, the Company’s backlog decreased $143.8 million or 37.8%.

Mr. Dorris concluded, “While we are paying close attention to the decrease in our backlog, we note that we experienced historical high points in our backlogs in the first quarter of 2018.  We have already made a number of moves to adjust our capacity and, while we’ve seen some positive developments in recent order intake, we will continue to monitor the backlog and make adjustments where necessary.”

Consolidated financial information for the first quarter ended March 31, 2019 and additional information related to segment revenues and profits are attached as addenda to this press release.

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on April 23, 2019, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, May 7, 2019 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Replay ID# 47335.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc., (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling and concrete production. Astec's manufacturing operations are divided into three primary business segments: road building, (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels and water drilling equipment (Energy Group).

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from (i) product demand and pricing pressure, (ii) the effect of its strategic sourcing project (iii) efforts to adjust manufacturing capacity, and (iv) its backlog activity. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2018.

For Additional Information Contact:

David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
Or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Mar 31	Mar 31
	2019	2018
Assets
Current assets
Cash and cash equivalents	$28,606	$41,940
Investments	1,589	1,751
Receivables, net	137,211	153,854
Inventories	366,835	411,159
Prepaid expenses and other	41,832	23,533
Total current assets	576,073	632,237
Property and equipment, net	192,143	189,287
Other assets	104,089	96,841
Total assets	$872,305	$918,365
Liabilities and equity
Current liabilities
Accounts payable - trade	$76,451	$68,833
Other current liabilities	114,342	117,609
Total current liabilities	190,793	186,442
Long-term debt, less current maturities	56,629	1,357
Non-current liabilities	25,617	22,490
Total equity	599,266	708,076
Total liabilities and equity	$872,305	$918,365

Astec Industries, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Mar 31
	2019	2018
Net sales	$325,780	$325,453
Cost of sales	249,254	247,448
Gross profit	76,526	78,005
Selling, general, administrative & engineering expenses	58,348	52,078
Income from operations	18,178	25,927
Interest expense	648	150
Other	525	512
Income before income taxes	18,055	26,289
Income taxes	3,781	6,022
Net income attributable to controlling interest	$14,274	$20,267

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.63	$0.88
Diluted	$0.63	$0.87

Weighted average common shares outstanding
Basic	22,498	23,045
Diluted	22,646	23,236

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2019 and 2018
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2019 Revenues	154,994	106,531	64,255	-	325,780
2018 Revenues	147,094	119,067	59,292	-	325,453
Change $	7,900	(12,536)	4,963	-	327
Change %	5.4%	(10.5%)	8.4%	-	0.1%

2019 Gross Profit (Loss)	35,506	25,545	15,479	(4)	76,526
2019 Gross Profit %	22.9%	24.0%	24.1%	-	23.5%
2018 Gross Profit	33,280	29,289	15,286	150	78,005
2018 Gross Profit %	22.6%	24.6%	25.8%	-	24.0%
Change	2,226	(3,744)	193	(154)	(1,479)

2019 Profit (Loss)	15,238	8,678	3,394	(13,469)	13,841
2018 Profit (Loss)	14,852	13,110	4,611	(11,248)	21,325
Change $	386	(4,432)	(1,217)	(2,221)	(7,484)
Change %	2.6%	(33.8%)	(26.4%)	(19.7%)	(35.1%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended March 31
	2019	2018	Change
Total profit for all segments	$13,841	$21,325	$(7,484)
Recapture (elimination) of intersegment profit	377	(1,109)	1,486
Net loss attributable to non-controlling interest	56	51	5
Net income attributable to controlling interest	$14,274	$20,267	$(5,993)

Astec Industries, Inc.
Backlog by Segment
March 31, 2019 and 2018
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2019 Backlog	80,553	103,640	52,355	236,548
2018 Backlog	230,649	138,687	75,591	444,927
Change $	(150,096)	(35,047)	(23,236)	(208,379)
Change %	(65.1%)	(25.3%)	(30.7%)	(46.8%)
2018 Pellet Backlog	64,600	-	-	64,600
2018 Backlog as Adjusted	166,049	138,687	75,591	380,327
As Adjusted Change $	(85,496)	(35,047)	(23,236)	(143,779)
As Adjusted Change %	(51.5%)	(25.3%)	(30.7%)	(37.8%)

Astec Industries, Inc.
Reconciliation of GAAP EPS to EPS As Adjusted
For the three months ended March 31, 2018
(unaudited)
EPS
Fully Diluted EPS	$0.87
EPS impact of Pellet Activity	0.09
EPS As Adjusted	$0.96